Exhibit 99.1

The Buckle, Inc.
2407 W. 24th St. Kearney, NE 68845
P.O. Box 1480 Kearney, NE 68848-1480

phone: 308-236-8491

fax: 308-236-4493

For Immediate Release: May 20, 2010	web: www.buckle.com

Contact:	Karen B. Rhoads, Chief Financial Officer
The Buckle, Inc.
(308) 236-8491

THE BUCKLE, INC. REPORTS FIRST QUARTER NET INCOME

KEARNEY, NE -- The Buckle, Inc. (NYSE: BKE) announced today that net income for the fiscal quarter ended May 1, 2010 was $30.1 million, or $0.65 per share ($0.64 per share on a diluted basis).

Net sales for the 13-week fiscal quarter ended May 1, 2010 increased 7.6 percent to $214.8 million from net sales of $199.7 million for the prior year 13-week fiscal quarter ended May 2, 2009.  Comparable store net sales for the 13-week period ended May 1, 2010 increased 2.8 percent from comparable store net sales for the prior year 13-week period ended May 2, 2009.  Online sales (which are not included in comparable store sales) increased 24.0 percent to $14.4 million for the 13-week period ended May 1, 2010, compared to net sales of $11.7 million for the 13-week period ended May 2, 2009.

Net income for the first quarter of fiscal 2010 was $30.1 million, or $0.65 per share ($0.64 per share on a diluted basis), compared with $26.9 million, or $0.59 per share ($0.58 per share on a diluted basis), for the first quarter of fiscal 2009.

Management will hold a conference call at 10:00 a.m. EDT today to discuss first quarter results.  To participate in the call, please call (800) 288-8960 and reference the conference code 156910.  A replay of the call will be available for a two-week period beginning May 20, 2010 at 12:00 p.m. EDT by calling (800) 475-6701 and entering the conference code 156910.

About Buckle

Offering a unique mix of high-quality, on-trend apparel, accessories, and footwear, Buckle caters to fashion-conscious young men and women.  Known as a denim destination, each store carries a wide selection of fits, styles, and finishes from leading denim brands, including the Company’s exclusive brand, BKE.  Headquartered in Kearney, Nebraska, Buckle currently operates 412 retail stores in 41 states.  As of the end of the first quarter, it operated 412 stores in 41states compared with 392 stores in 40 states at the end of the first quarter of fiscal 2009.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:  All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company’s control.  Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements.  Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission.   The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Note:  News releases and other information on The Buckle, Inc. can be accessed at www.buckle.com on the Internet.

Financial Tables to Follow

THE BUCKLE, INC.

STATEMENTS OF INCOME
(Amounts in Thousands Except Per Share Amounts)
(Unaudited)

	Thirteen Weeks Ended
	May 1,	May 2,
	2010	2009

SALES, Net of returns and allowances	$214,797	$199,697

COST OF SALES (Including buying,
distribution, and occupancy costs)	121,346	112,994

Gross profit	93,451	86,703

OPERATING EXPENSES:
Selling	39,843	37,597
General and administrative	7,421	7,378
	47,264	44,975

INCOME FROM OPERATIONS	46,187	41,728

OTHER INCOME, Net	1,833	910

INCOME BEFORE INCOME TAXES	48,020	42,638

PROVISION FOR INCOME TAXES	17,910	15,776

NET INCOME	$30,110	$26,862

EARNINGS PER SHARE:
Basic	$0.65	$0.59

Diluted	$0.64	$0.58

Basic weighted average shares	46,053	45,529
Diluted weighted average shares	46,993	46,521

THE BUCKLE, INC.

BALANCE SHEETS
(Amounts in Thousands Except Share and Per Share Amounts)
(Unaudited)

	May 1,	January 30,	May 2,
ASSETS	2010	2010 (1)	2009

CURRENT ASSETS:
Cash and cash equivalents	$131,417	$135,340	$170,907
Short-term investments	22,887	22,687	18,749
Accounts receivable, net of allowance of $20, $35, and $28, respectively	4,942	6,911	3,786
Inventory	84,741	88,187	82,792
Prepaid expenses and other assets	19,313	11,684	18,388
Total current assets	263,300	264,809	294,622

PROPERTY AND EQUIPMENT:	323,086	305,974	277,691
Less accumulated depreciation and amortization	(164,553)	(159,392)	(150,707)
	158,533	146,582	126,984

LONG-TERM INVESTMENTS	81,776	72,770	59,617
OTHER ASSETS	4,985	4,742	5,723

	$508,594	$488,903	$486,946

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$33,307	$24,364	$39,209
Accrued employee compensation	16,698	41,463	16,676
Accrued store operating expenses	8,392	8,866	7,858
Gift certificates redeemable	10,241	13,507	7,606
Income taxes payable	17,940	3,830	18,812
Total current liabilities	86,578	92,030	90,161

DEFERRED COMPENSATION	7,223	5,957	5,348
DEFERRED RENT LIABILITY	36,529	36,657	35,310
Total liabilities	130,330	134,644	130,819

COMMITMENTS

STOCKHOLDERS’ EQUITY:
Common stock, authorized 100,000,000 shares of $.01 par value;
issued and outstanding; 46,726,491 shares at May 1, 2010, 46,381,263
shares at January 30, 2010, and 46,108,655 shares at May 2, 2009	467	464	461
Additional paid-in capital	82,032	78,837	70,175
Retained earnings	296,524	275,751	286,429
Accumulated other comprehensive loss	(759)	(793)	(938)
Total stockholders’ equity	378,264	354,259	356,127

	$508,594	$488,903	$486,946

(1) Derived from audited financial statements.